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                                                                    EXHIBIT 23.1



                      {Letterhead of KPMG Peat Marwick LLP}



The Board of Directors
Insight Enterprises, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-96286, No. 33-96280 and No. 33-03158) on Form S-8 on Insight Enterprises, Inc. of our report dated August 13, 1996, relating to the consolidated balance sheets of Insight Enterprises, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears on Form 10-K of Insight Enterprises, Inc.



                              KPMG Peat Marwick LLP



Phoenix, Arizona
September 25, 1996